Exhibit 21

SIGNIFICANT SUBSIDIARIES OF ALBEMARLE CORPORATION

NAME	PLACE OF FORMATION

Albemarle Asia Pacific Company	Virginia

Albemarle Chemicals SAS	France

Albemarle Chemicals (Shanghai) Co., Ltd.	China

Albemarle Chemicals U.K. Limited	United Kingdom

Albemarle China Corporation	Virginia

Albemarle Deutschland GmbH	Germany

Albemarle Europe SPRL	Belgium

Albemarle France SAS	France

Albemarle Holdings Company Limited	Turks and Caicos Islands

Albemarle International Corporation	Virginia

Albemarle Japan Corporation	Japan

Albemarle Korea Corporation	Korea

Albemarle Overseas Development Corporation	Virginia

Albemarle PPC SAS	France

Albemarle UK Limited	England

Albemarle Ventures Company Limited	Turks and Caicos Islands

Albemarle Virginia Corporation	Virginia

Martinswerk GmbH	Germany